Exhibit 4.3

CERTIFICATE OF MERGER

of

AMERICREDIT CORP.

and

GOALIE TEXAS HOLDCO INC.

Pursuant to Chapter 10 of the Texas Business Organizations Code, and the title applicable to each domestic filing entity identified below, the undersigned parties submit this Certificate of Merger.

1. Parties to the Merger.

A. Surviving Entity: The name, organizational form, state of incorporation and file number for the filing entity surviving the merger (the “Surviving Entity”) is:

AmeriCredit Corp., a Texas for-profit corporation, File #107735100. The principal place of business of the Surviving Entity is 801 Cherry Street, Suite 3500, Fort Worth, Texas 76102.

B. Non-Surviving Entity: The name, organizational form, state of incorporation and file number for the filing entity that will not survive the merger (the “Non-Surviving Entity”) is:

Goalie Texas Holdco Inc., a Texas for-profit corporation, File No. 0801293438. The principal place of business of the Non-Surviving Entity is 300 Renaissance Center, Detroit, Michigan 48262.

2. Plan of Merger. In lieu of providing the Agreement and Plan of Merger, each of the forgoing domestic filing entities certifies that:

A. A signed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Entity.

B. On written request, a copy of the Agreement and Plan of Merger will be furnished without cost by the Surviving Entity to any shareholder of the Surviving Entity or the Non-Surviving Entity.

3. No Amendments to Certificate of Formation. No amendments to the articles of incorporation of the Surviving Entity are to be effected by the merger.

4. Approval of the Agreement and Plan of Merger. The Agreement and Plan of Merger has been approved as required by the laws of the jurisdiction of formation of each organization that is a party to the merger and by the governing documents of those organizations.

5. Effectiveness of Filing. This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is at 12:01 a.m. (Central Time) on October 1, 2010.

6. Tax Certificate. In lieu of providing the certificate from the Comptroller of Public Accounts that all taxes under title 2, Tax Code, have been paid, the Surviving Entity will assume and be liable for the payment of the required franchise taxes of the Non-Surviving Entity and the filing of all required franchise tax returns.

The undersigned sign this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument. The undersigned certify that the statements contained herein are true and correct, and that the persons signing are authorized under the provisions of the Texas Business Organizations Code, or other law applicable to and governing the Non-Surviving Entity and the Surviving Entity, to execute this filing instrument.

DATED: September 30, 2010.

AMERICREDIT CORP.

By:
J. Michael May,
Executive Vice President and Secretary

[Signature Page to Certificate of Merger]

GOALIE TEXAS HOLDCO INC.

By:
Name:
Title:

[Signature Page to Certificate of Merger]